Exhibit 2.1


                    BRANCH PURCHASE AND ASSUMPTION AGREEMENT

      THIS PURCHASE AND ASSUMPTION AGREEMENT (this "Agreement") is entered into as of this 10th day of January, 2007, by and between East Cambridge Savings Bank, a Massachusetts-chartered savings bank having its principal office in Cambridge, Massachusetts ("Purchaser"), and The First National Bank of Ipswich, a national bank having its principal office in Ipswich, Massachusetts ("Seller"). Seller and Purchaser are hereinafter sometimes collectively referred to as the "Parties."

      WHEREAS, Seller presently operates a branch office located at 2067 Massachusetts Avenue, Cambridge, Massachusetts (the "Cambridge Office"); and

      WHEREAS, Seller wishes to assign and sell, and Purchaser wishes to assume, the deposits and certain other liabilities and purchase certain loans and other assets associated with the Cambridge Office (collectively, the "Branch Sale");

      NOW, THEREFORE, in consideration of the foregoing, the mutual agreements, covenants, representations, warranties and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                    ARTICLE I
            TRANSFER OF ASSETS AND ASSUMPTION OF DEPOSIT LIABILITIES

      1.01 Effective Date and Time. Except as otherwise provided herein, the closing date (hereinafter referred to as the "Effective Date") shall be a Friday mutually agreed upon by the Parties which is a banking day following the date upon which all regulatory approvals for the Branch Sale have been obtained, all regulatory waiting and statutory appeals periods have expired and all notices required by statute or the regulatory authorities have been given, including any "change-in-terms" notices that Purchaser deems necessary or advisable. The effective time of the transactions contemplated by this Agreement (the "Effective Time") shall be at the close of business on the Effective Date. The closing (the "Closing") will take place at 10:00 a.m., Eastern Time, on the Effective Date, at the offices of Purchaser's counsel, Goodwin Procter LLP, or such other location as agreed to by the Parties, or may be conducted by mail, electronic mail or facsimile, as agreed to by the Parties. The Parties agree to cooperate in undertaking the Closing and use commercially reasonable efforts to complete the Closing on or before March 31, 2007.

      1.02 Purchase of Loans.

            (a) Seller agrees that, subject to the terms and conditions of the Agreement, it will validly sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase, as of the Effective Time, for the aggregate consideration specified below, Seller's right, title and interest in those Branch Loans (as defined in Section 1.02(d)) that are Transferred Loans as identified pursuant to paragraph (c) below. Each Transferred Loan shall include all documents executed or delivered in connection with such loan to the extent

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such documents are in the loan file related to such loan, any and all collateral held as security therefor or in which a lien has been granted, and any and all guarantees, insurance and other credit enhancements relating thereto, together with accrued interest thereon, all as exists at the Effective Time. The term Transferred Loans shall also include any commitment to advance funds that is part of a Transferred Loan.

            (b) The purchase price for each Transferred Loan purchased pursuant to Section 1.02(a) shall be equal to the unpaid principal balance plus accrued and unpaid interest as of the Effective Time. The aggregate purchase price for all of the Transferred Loans calculated in accordance with the foregoing sentence shall be referred to as the "Transferred Loan Purchase Price". The amount paid pursuant to this section on the Effective Date (the "Estimated Transferred Loan Purchase Price") shall be based on the unpaid principal balance plus accrued and unpaid interest on the Transferred Loans as of the close of business on the date that is five (5) business days prior to the Effective Date (the "Estimation Date"), with an adjustment to be made on the tenth (10th) business day after the Effective Date ("Final Settlement Date"), in accordance with the procedures identified in Section 1.10, based on the unpaid principal balance plus accrued and unpaid interest as of the Effective Time.

            (c) Purchaser has had the opportunity to make an extensive examination of the credit files containing documentation with respect to all of the Branch Loans. Seller has provided Purchaser with a list of all Branch Loans and Purchaser has marked on such list all Branch Loans which Purchaser desires to exclude from the purchase on the Effective Date. Such marked list is attached as Schedule 1.02(c). To the extent that Purchaser has excluded Branch Loans because it has been unable to complete diligence, such Branch Loans may, with Purchaser's approval, up until the date thirty (30) calendar days prior to Closing, be added to an updated Schedule 1.02(c). All Branch Loans included in the purchase are referred to herein as the "Transferred Loans" and each is referred to herein as a "Transferred Loan." Branch Loans that are originated prior to and including the Effective Date shall be added to the Transferred Loans if agreed to by Purchaser after it has had the opportunity to review the applications and related credit files (including without limitation all supporting documentation, collateral files, security filings and the like) for such Branch Loans, with a final list of Transferred Loans to be agreed upon by the close of business on the Effective Date. Upon notice from Purchaser within sixty (60) calendar days after the Effective Date, Seller shall repurchase any Transferred Loan (each, a "Repurchased Transferred Loan") reasonably determined by Purchaser to have any of the following defects:

                  (i) loan documents which are necessary for the enforceability of such a loan are lost or missing;

                  (ii) the loan was not originated, or has not been administered, in compliance in all material respects with applicable laws or the loan instruments pertaining to such loan are not legal, valid and binding or do not contain the true signature of the obligor(s);

                  (iii) Seller's rights in any collateral are not perfected or enforceable, or the priority of such rights are not as reflected on seller's records; provided, however, that the absence of any such right of Seller in the collateral securing such a loan must reasonably be expected to have a material impact on the collection of the loan in the event of default;


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                  (iv) any payment on a loan is forty-five (45) or more calendar days past due; or

                  (v) any borrower on a Transferred Loan is not in compliance with a covenant in the loan documentation, which noncompliance affects the lender's rights in the collateral or impairs the collateral; or if any borrower on a Transferred Loan has failed to pay when due its real estate taxes relating to the loan.

            (d) Seller agrees to repurchase each Repurchased Transferred Loan by wire transfer within five (5) business days following receipt of notice from Purchaser. The repurchase price ("Transferred Loan Repurchase Price") for each Repurchased Transferred Loan shall be equal to the unpaid principal balance plus accrued and unpaid interest as of the business day prior to the date of such repurchase for each Transferred Loan in question. Upon the repurchase of any Repurchased Transferred Loan, Purchaser shall, at its own expense endorse all of the notes documenting the Repurchased Transferred Loans, and execute such other documents as may be reasonably requested by Seller to transfer Purchaser's right, title and interest in such Repurchased Transferred Loans, to perfect title to such mortgages in Seller, and to make Seller the mortgagee or other secured party of record. Seller shall pay the fees charged by the respective registry or registries to record such mortgage assignments. With respect to any Repurchased Transferred Loan for which an escrow amount was remitted by Seller to Purchaser pursuant to Section 1.07(b), Purchaser shall remit back to Seller the escrow moneys held on account of the applicable mortgage plus any accrued and unpaid interest thereon as of the date of repurchase.

            (e) For the purposes of this Agreement, "Branch Loans" shall mean, collectively, (i) the loans booked to the Cambridge Office and listed on
Schedule 1.02(c) (exclusive of any reserves for loan losses) and all obligations of Seller to make additional extensions of credit in connection with such loans, as such loans may be increased, decreased, amended, renewed or extended in the ordinary course of business until the close of business on the Effective Date, and (ii) loans made in the ordinary course of business at the Cambridge Office until the close of business on the Effective Date (exclusive of any reserves for loan losses) and all obligations of Seller to make additional extensions of credit in connection with such loans, as such loans may be increased, decreased, amended, renewed or extended in the ordinary course of business before the close of business on the Effective Date. Schedule 1.02(c) shall initially be prepared as of a date within thirty (30) calendar days prior to the date of this Agreement and shall be delivered on or before the date of this Agreement. Such schedule shall be updated to reflect the outstanding balances of the Transferred Loans, loans added to the Transferred Loans pursuant to Section 1.02(c), Transferred Loans that are paid off and such other information as Purchaser may reasonably request as of the close of business on the date of this Agreement, on a monthly basis thereafter until Closing, and as of the close of business on the Estimation Date and the close of business on the Effective Date. Seller will deliver such updated schedules to Purchaser at those dates and times identified in Section 1.08(d) and 1.10(a)(ii), as applicable and as promptly as practicable with respect to the Schedules to be delivered as of other dates.


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      1.03 Assumption of Deposit Liabilities.

            (a) Seller agrees to transfer all of Seller's rights appertaining to the deposit contracts and relationships giving rise to the Deposits (as defined below), subject to the terms and conditions of this Agreement, which rights Purchaser is assuming under this Agreement. Purchaser agrees, subject to the terms and conditions of this Agreement, to assume and to pay, perform and discharge all Deposits (as defined below), including accrued and unpaid interest, attributed to the Cambridge Office at the Effective Time. "Deposits" means all valid and existing deposit accounts as of the Effective Time maintained with or at the Cambridge Office on the records of Seller which are defined as deposits under Section 3(l) of the Federal Deposit Insurance Act, as amended ("FDIA"), including (i) principal and interest accrued thereon, whether or not such interest has been posted, as of the close of business on the Effective Date, and (ii) any collected or uncollected deposits associated therewith; provided, however, that Deposits shall not include Excluded Deposits. Deposits shall include IRA accounts for which consent to transfer is obtained within thirty (30) days after the Effective Date and shall be transferred as promptly as possible thereafter. "Excluded Deposits" means (i) Deposits with respect to accounts which are held by Seller under or pursuant to any judgment, decree or order of any court, (ii) Deposits associated with or securing outstanding loans or owned by borrowers of loans made by Seller that are not Transferred Loans, which shall include at Purchaser's option the deposit identified as an Excluded Deposit on Schedule 1.03(a)(ii), (iii) Deposits which Purchaser reasonably determines it may not legally assume, (iv) any Deposits that have an overdrawn balance outstanding for greater than fifteen (15) calendar days or have a negative balance in excess of $250 as of the Effective Date, (v) except as may be mutually agreed by Purchaser and Seller, Deposits with respect to accounts held by employees of Seller (other than employees of Seller who have become Transferred Employees (as defined herein)), (vi) all brokered Deposits, (vii) any Deposit for which a consent is required to transfer and for which such consent has not been obtained despite Seller's commercially reasonable efforts, (viii) any Deposit with respect to a person or entity listed as a "Specially Designated National" or "Blocked Person" by the Office of Foreign Assets Control of the Department of the Treasury, (ix) any Deposit subject to a request made by the Financial Crimes Enforcement Network of the Department of the Treasury under Section 314(a) of the USA PATRIOT Act of 2001, Public Law 107-56, and any regulations promulgated thereunder and (x) any Deposit that remains dormant or inactive, meaning no transactions on the account and no contact with the accountholder for a period of two years or more, as of the date ten (10) calendar days prior to the Effective Time. A schedule of Deposits and the amount of funds represented by repurchase agreements existing as of the date specified, and indicating Deposits or repurchase agreements for which consent is required for transfer to Purchaser, is set forth on Schedule 1.03(a). Schedule 1.03(a) shall initially be prepared as of a date within thirty
(30) calendar days prior to the date of this Agreement and shall be delivered to Purchaser on or before the date of this Agreement. Such schedule will be updated as of the date of this Agreement, on a monthly basis thereafter until Closing and as of the close of business on the Estimation Date and the close of business on the Effective Date. Seller will deliver such updated schedules to Purchaser at those dates and times identified in Sections 1.08(d) and 1.10(a)(ii), as applicable and as promptly as practicable with respect to the Schedules to be delivered as of other dates.


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            (b) Seller shall (i) resign as of the close of business on the
Effective Date as the trustee or custodian, as applicable, of each IRA and Keogh Plan included in the Deposits and of which it is the trustee or custodian, (ii) to the extent permitted by the documentation governing each such IRA or Keogh Plan and applicable law, appoint Purchaser as successor trustee or custodian as of the close of business of the Effective Date, as applicable, of each such IRA or Keogh Plan, and Purchaser agrees to accept each such trusteeship or custodianship and assume all fiduciary obligations with respect thereto as of the close of business on the Effective Date, and (iii) deliver to the IRA grantor or Keogh Plan named fiduciary of each such IRA or Keogh Plan such notice of the foregoing as is required by the documentation governing each such IRA or Keogh Plan or applicable law. To the extent the foregoing does not occur by the close of business on the Effective Date, the Parties agree to use their commercially reasonable efforts to transfer the IRA or Keogh Plan deposits within thirty (30) calendar days following the Effective Date, and an adjustment payment shall be made post-Closing to reflect the transfer of such balances.

            (c) Purchaser agrees, subject to the terms and conditions of this Agreement, to pay to Seller on the Effective Date as consideration for the Deposits and Repurchase Agreements (as defined in Section 1.05) an amount (the "Deposit Premium") equal to 3.0% of the average amount of Deposits and the balances associated with the Repurchase Agreements as of the close of business on each business day beginning on the business day following Estimation Date and ending on the Effective Date.

            (d) Seller shall be responsible for paying to the FDIC the deposit insurance premiums on the Deposits payable for the calendar quarter during which the Effective Time occurs and for all prior time periods. To the extent Seller pays to the FDIC deposit insurance premiums on the Deposits covering a period of time during which Purchaser owns such Deposits, Purchaser agrees to reimburse Seller for the deposit insurance premiums that would have applied to the Deposits based on Purchaser's deposit insurance premium rates if Purchaser had to pay such premium on a pro rata basis for the period of time Purchaser owned such Deposits. The calculation of such deposit insurance premiums shall not take into consideration any credits either party may have available with the FDIC to reduce the premium payable.

            (e) Except as otherwise provided in this Agreement (including without limitation, the obligations with respect to the Deposits as set forth in
Section 1.03, the Transferred Loans as set forth in Section 1.02 and the Other Liabilities as set forth in Section 1.05), Purchaser shall not assume or be bound by any liabilities or obligations of Seller of any kind or nature, known or unknown, contingent or otherwise, including any duties, responsibilities, obligations or liabilities of Seller incurred or related to acts, events or omissions to act that occurred prior to the Effective Time ("Excluded Liabilities"). Seller shall remain responsible for all Excluded Liabilities.

      1.04 Transfer of Other Assets. Subject to the terms and conditions of this Agreement, as of the Effective Time, Seller will transfer, convey, assign and deliver to Purchaser all of Seller's right, title and interest in and to (a) the equipment, furniture, vault, machinery, fixtures, signage, leasehold improvements, security devices and systems and other similar fixed assets at the Cambridge Office as of the Effective Date, excluding, however, any of the foregoing upon which the name, logo or other intellectual property of Seller is affixed and not readily removable (the "Fixed Assets"); (b) all inventories and supplies on hand at the Cambridge Office as of the Effective Date, except for supplies upon which the name, logo or other intellectual property of Purchaser


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is affixed; (c) books and records of Seller as described in Section 1.08(g)
hereof; (d) all of Seller's right, title and interest in and to all contracts, equipment and personal property leases and other agreements and commitments of Seller attributable to the Cambridge Office (all such contracts and agreements as set forth on Schedule 1.04, the "Contracts"), which Purchaser will notify Seller of its election to assume hereunder within one week of Seller providing copies or making available copies of the Contracts to Purchaser (together with the safe deposit box leases, the Lease (as defined in Section 1.05), the "Assumed Contracts"); and (e) cash on hand at the Cambridge Office, (including vault cash, petty cash, automated teller machine ("ATM") cash, if any, and tellers cash), cash due and cash items in the process of collection for the Cambridge Office at the Effective Time (all such assets described in (a) - (e), the "Other Assets").

      1.05 Assumption of Other Liabilities. Subject to the terms and conditions of this Agreement, from and after the Effective Time, Purchaser will assume all of Seller's obligation under (a) that certain Henderson Carriage building lease, dated November 1, 1984, as amended (the "Lease") relating to the Cambridge Office (the "Leased Real Property"); (b) the Assumed Contracts; (c) the Fixed Assets; (d) accounts and obligations held with respect to with securities sold under agreements to repurchase, excluding any repurchase agreements tied to Excluded Deposits ("Repurchase Agreements"), (e) any obligation to advance funds that are part of the Transferred Loans, (f) any commitment to fund a new loan that is issued by Seller prior to the Effective Time, approved in writing by Purchaser and identified on Schedule 1.02(c) delivered at the Effective Time, and (g) all other miscellaneous liabilities specified on Schedule 1.05(g) (all such liabilities described in (a) - (g), the "Other Liabilities"); but only to the extent arising by reason of Purchaser's use or ownership of the forgoing after the Effective Time.

            Purchaser shall not assume or be bound by any duties, responsibilities, obligations or liabilities of Seller of any kind or nature, known, unknown, contingent or otherwise, including any duties, responsibilities, obligations or liabilities of Seller incurred or related to acts, events or omissions to act that occurred prior to the Effective Time, except as expressly set forth in this Agreement. Purchaser is not assuming (i) any Taxes relating to the Deposits, Repurchase Agreements, Transferred Loans, Other Assets, Other Liabilities or Transferred Employees that relate to periods before the Effective Time, and (ii) any Taxes of the Seller (both, the Excluded Taxes").

            "Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholdings, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not.

      1.06 Value of Other Assets And Other Liabilities. Except as otherwise provided in this Agreement, the value of the Other Assets and Other Liabilities will be the net book value thereof as of the Effective Time as established by Seller in accordance with generally accepted accounting principles (or, in the event the book value of an asset cannot be determined or is zero, an agreed upon price for such asset, provided that if the Parties fail to agree on the price of an asset covered by this parenthetical, then it will not be transferred but will be retained by Seller).


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      1.07 Loan Servicing.

            (a) The Transferred Loans shall be sold on a servicing released basis. As of the Effective Time, all rights, obligations, liabilities and responsibilities with respect to the servicing of the Transferred Loans after the Effective Time will be assumed by Purchaser. Seller shall be discharged and indemnified by Purchaser from all liability with respect to servicing of the Transferred Loans after the Effective Time, and Purchaser shall be indemnified by Seller from all liability with respect to servicing the Transferred Loans prior to the Effective Time.

            (b) As of the Effective Time, Purchaser will assume, and agrees to undertake and discharge, any and all obligations of the holder and servicer of any Transferred Loans that are mortgage loans (each, a "Transferred Mortgage Loan"), as such obligations may relate to the escrow, maintenance of escrow and payments from escrow of moneys paid by or on account of the applicable mortgagor, if any. On or before the fifth (5th) business day after the Effective Date, Seller shall remit by wire transfer of immediately available funds to such account as Purchaser shall advise Seller any and all funds held in escrow that were collected and received pursuant to the Transferred Mortgage Loans for the payment of taxes, assessments, hazard insurance premiums, primary mortgage insurance policy premiums, if applicable, or comparable items prior to the Effective Date plus any accrued and unpaid interest thereon. Seller makes no warranties or representations of any kind or nature as to the sufficiency of such sum to discharge any obligations with respect to such mortgage loans.

      1.08 Obligations of Seller on or Before the Effective Date. Seller will:

            (a) execute, acknowledge (if appropriate) and deliver on the Effective Date to Purchaser a Bill of Sale as set forth in Exhibit A hereto, all customary instruments of conveyance, assignment and transfer as shall be reasonably necessary or advisable to consummate the sale and transfer of the Transferred Loans to Purchaser; and such other documents to be in forms reasonably satisfactory to Purchaser;

            (b) assign and deliver on the Effective Date to Purchaser all collateral security of any nature whatsoever held by Seller as collateral security for any Transferred Loan being acquired by Purchaser;

            (c) wire transfer, in immediately available funds, to Purchaser on the Effective Date an amount (the "Estimated Closing Payment") equal to the sum of (i) the aggregate balances of the Deposits as of the Estimation Date, and
(ii) aggregate balances payable to holders of repurchase agreements as of the Estimation Date, LESS the sum of (x) the Estimated Deposit Premium as set out in
Section 1.03(c), (y) the Estimated Transferred Loan Purchase Price under Section 1.02(b), and (z) the value of the Other Assets; provided, however, that if the Estimated Closing Payment, as calculated above, is a negative number, Purchaser shall wire transfer, in immediately available funds, such amount to Seller. Attached hereto as Schedule 1.08(c) is a trial settlement statement prepared for the transaction as if the Effective Date had occurred on December 31, 2006.


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            (d) deliver two (2) business days prior to the Effective Date (i) a balance sheet (the "Pre-Closing Balance Sheet") prepared in accordance with generally accepted accounting principles consistently applied as of the Estimation Date, and a related initial closing statement (the "Initial Closing Statement") reflecting the assets to be sold and assigned hereunder and the liabilities to be transferred and assumed hereunder and the calculation of the Estimated Closing Payment, and (ii) the appropriate updated schedules to this Agreement to reflect changes in the ordinary course of business of the Deposits, Repurchase Agreements and Transferred Loans as required by Sections 1.02(e) and 1.03(a) as of the close of business on the Estimation Date. The Pre-Closing Balance Sheet may be incorporated into the Initial Closing Statement, which shall be in the format of the trial settlement statement attached as Schedule 1.08(c).

            (e) deliver at the Effective Time to Purchaser a schedule of stop payment orders in effect at the Effective Time that have been placed by Seller on the Deposits or on individual checks, drafts or other items or instruments with respect to the accounts representing the Deposits (the "Schedule of Stop Payment Orders" or "Schedule 1.08(e)"). If following receipt of appropriate stop order documentation, Purchaser makes any payment in violation of any such stop payment order, Purchaser shall be solely liable for any such payment.

            (f) prior to the Effective Date, notify all Automated Clearing House ("ACH") originators of the transfers and assumptions made pursuant to this Agreement. For a period of ninety (90) calendar days beginning on the Effective Date, Seller will honor all ACH items related to accounts assumed under this Agreement which are mistakenly routed or presented to Seller. Seller agrees to deliver to Purchaser each business day an ACH/NACHA format paper or tape listing of all ACH entries received by Seller for a debit or credit to a Transferred Loan account or Deposit account. Items mistakenly routed or presented after the 90-calendar day period will be returned to the presenting Party. Purchaser or Seller, as applicable, will remit by wire transfer of immediately available funds to such account as advised by the other Party an amount sufficient to provide for the daily settlement of any ACH items honored by Seller. Seller shall not charge Purchaser any service charge for honoring such items.

            (g) On the Effective Date, assign, transfer and deliver to Purchaser such of the following records and documents as may exist and are in Seller's possession pertaining to the Deposits and Repurchase Agreements to be assumed by Purchaser and Transferred Loans to be purchased by Purchaser and any other records or documents reasonably requested by Purchaser as may exist and are in Seller's possession, and as are necessary to enable Purchaser to service such deposit accounts or loans, as applicable, on a continuing basis, including:

                  (i) originals (or image or hard copies where appropriate) of signature cards, account applications and numbers, orders and contracts between Seller and customers of accounts to be transferred hereunder, taxpayer identification number certifications in a computer readable format, account histories (in a mutually agreeable format which may include image or hard copies), levies, assignments, automatic loan payment information, automatic transfer information, retirement account files, ATM and/or debit card account information, sweeps, permanent dividend orders, IRA distributions, a list of customers subject to backup withholding, and all documents relating thereto;


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                  (ii) the form of agreements, notes, rules and regulations and disclosures applicable to the Deposits, Repurchase Agreements and Transferred Loans to be transferred hereunder; and

                  (iii) Transferred Loan files and records.

            (h) Within a reasonable time following the Effective Date, for such Transferred Loans as are secured by mortgages and at its own expense, endorse all of the notes documenting the Transferred Loans without recourse except as provided herein and without representations or warranties except as provided herein, notify any third parties requiring such notice (e.g., tax service providers, flood service providers) and execute assignments to the related mortgages, and execute such other documents as may be reasonably requested by Purchaser to transfer Seller's right, title and interest in such Transferred Loans, to perfect title to such mortgages in Purchaser, and to make Purchaser the mortgagee or other secured party of record. Purchaser shall notify the title insurer of the sale of the Transferred Loans. Mortgage assignments shall be prepared by Purchaser, and Seller shall provide to Purchaser full access to original loan documentation of the Transferred Loans prior to the Effective Date for purposes of preparing such assignments. Purchaser shall pay the fees charged by the respective registry or registries to record such mortgage assignments. Seller and Purchaser agree to cooperate in good faith in providing notifications to third parties, and will promptly provide any information and give such notices as may be specifically requested by such third parties to facilitate the transfer of the Transferred Loans to Purchaser.

            (i) At least two business days prior to the Effective Date, deliver to Purchaser an assignment and assumption of the Lease along with a consent to the assignment and an estoppel certificate of the landlord, in a form reasonably satisfactory to Purchaser and showing no defaults of the tenant under the Lease and confirming the terms of the Lease, executed by the owner of the Leased Real Property, Seller and Purchaser.

            (j) At least two business days prior to the Effective Date, deliver to Purchaser an estoppel from Tapas or its successor as described in Section 6.01(e).

      1.09 Assignment and Assumption Agreement. To evidence the assumption by Purchaser of the liabilities and obligations of Seller assumed pursuant to this Agreement, Purchaser will execute, acknowledge, and deliver to Seller, on the Effective Date, an assignment and assumption agreement in substantially the form attached hereto as Exhibit B.

      1.10 Post-Closing Adjustments.

            (a) Post-Closing Balance Sheet. Not later than five (5) business days after the Effective Date (the "Post-Closing Balance Sheet Delivery Date"), Seller shall:


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                  (i) deliver to Purchaser a balance sheet (which may be
      incorporated into the Final Closing Statement, which shall be in the form of the trial settlement statement attached as Schedule 1.08(c)) as of the Effective Time prepared in accordance with generally accepted accounting principles consistently applied reflecting the Transferred Loans and Other Assets sold and the Deposits, the Repurchase Agreements and Other Liabilities transferred and assumed hereunder (the "Post-Closing Balance Sheet"), together with Seller's calculation as of the Effective Time of the Transferred Loan Purchase Price, Deposit Premium and any adjustments pursuant to Section 1.10 of this Agreement and a calculation of the Final Payment and Adjustment Payment as such terms are defined in Section 1.10(b) (the "Final Closing Statement"). The Final Closing Statement shall also reflect any adjustments covered by this Section 1.10, any amounts payable to Purchaser pursuant to Sections 1.07(b) and 4.02(a)(ii), any amounts payable to Seller pursuant to Section 1.02(d) or 1.03(d), that amount reflecting accrued vacation balances (which may be negative) of the Transferred Employees pursuant to Section 5.06(a) and any other adjustments provided for in the Agreement.

                  (ii) deliver the updated schedules as required pursuant to Sections 1.02(e) and 1.03(a); and

                  (iii) afford Purchaser and its accountants and attorneys the opportunity to review all work papers and documentation used by Seller in preparing the Post-Closing Balance Sheet and the Final Closing Statement.

            (b) Post-Closing Payments. On the Final Settlement Date, Seller or Purchaser as the case may be shall pay to the other by wire transfer of immediately available funds the "Adjustment Payment," which shall be equal to the difference between the Final Payment, as defined in the next sentence, and the Estimated Closing Payment paid on the Effective Date, with interest at the applicable Federal Funds Rate (as hereinafter defined). The "Final Payment" shall be calculated as of the Effective Time and shall mean the amount equal to sum of (i) the aggregate balances of the Deposits transferred hereunder, and
(ii) the aggregate balances payable to holders of repurchase agreements, LESS the sum of (x) the Deposit Premium calculated pursuant to Section 1.03(c), (y) the Transferred Loan Purchase Price under Section 1.02(b), and (z) the value of the Other Assets. The Final Payment shall also reflect adjustments provided for in this Agreement, including without limitation, those referenced by 1.02(d), 1.03(d), 1.07(b), 1.10, 1.11(r), 1.11(u), 4.02(a)(ii) and 5.06(a).

            (c) Further Adjustments. As noted above, the Final Payment and the Adjustment Payment to be paid on the Final Settlement Date shall be adjusted to reflect the various adjustments provided for in this Agreement. To the extent any adjustment amount payable under any provision of this Agreement is not able to be calculated by the Final Settlement Date, the Parties agree that the payment of the adjustment amount that is not able to be calculated by the Final Settlement Date may be delayed until able to be accurately calculated.

      1.11 Certain Transitional Matters. Following the date of this Agreement:

            (a) Seller and Purchaser shall diligently pursue discussions regarding conversion issues among their operations and systems personnel, Seller's present check vendors and the check vendors designated by Purchaser. Seller at its expense shall provide, in response to all reasonable requests of Purchaser, data conforming to industry standards regarding the Deposits, Repurchase Agreements and Branch Loans to Purchaser, including a list of all account numbers, account parties and addresses of such parties, in computer readable format and in such other form or forms as may be mutually agreed to by Seller and Purchaser, to enable Purchaser to convert such data onto Purchaser's data processing systems by the Effective Date. Seller agrees to use all commercially reasonable efforts to deliver to Purchaser the reports described in the foregoing sentence in said format on the following two (2) occasions, and up to two (2) data cuts:

                  (i) no later than thirty (30) calendar days prior to the Effective Date, and

                  (ii) within the time period following the Effective Time required by the Purchaser's data processor.

Purchaser hereby acknowledges that such information provided prior to the Effective Date shall be based upon the best information available to Seller at the time of the preparation thereof and may not reflect all of the information necessary for the conversion onto the system of Purchaser of the Deposits, Repurchase Agreements (if applicable) and Transferred Loans to be transferred to Purchaser pursuant hereto.

            (b) All data and other information provided by either Party to the other or to their representatives shall remain confidential and shall not be disclosed to any third party without the prior written consent of the Party to whom such data or information belongs. Until the Effective Time, all data and information regarding the Cambridge Office remains the Seller's sole and exclusive property.

            (c) Intentionally omitted

            (d) Mutual Cooperation. In order to accomplish a smooth transition between Seller and Purchaser relative to the processing of debits and credits to the Deposits following the Effective Date, each of Seller and Purchaser agrees to cooperate in good faith in the post-transfer processing of checks, drafts, deposit tickets for deposits made on or prior to the Effective Date, withdrawal orders and other items pertaining to the Deposits (collectively, the "Items") and payments of principal and interest received by Seller after the Effective Date with respect to the Transferred Loans provided, however, that this Section 1.11(d) shall not limit the Parties' other obligations as set forth herein. The Parties intend that the Uniform Commercial Code as in effect in Massachusetts, applicable federal regulations and usual banking practices shall govern the processing of Items during the Post-Transfer Processing Period (as defined in Section 1.11(e)(i)(B)), except as otherwise agreed below.

            (e) Covenants of Purchaser.

                  (i) No earlier than twenty (20) calendar days prior to the Effective Date and subject to Seller's prior written approval pursuant to
      Section 5.07 hereof, Purchaser shall distribute at its sole expense in Purchaser's usual fashion to customers of Seller whose Deposits are expected to be assumed by Purchaser having checking, money market deposit or negotiable order of withdrawal ("NOW") Deposits accounts at the Cambridge Office, an initial supply of new basic checks, deposit tickets or other similar instruments and ATM and debit cards, which shall be appropriately encoded with Purchaser's routing numbers and with accurate account numbers for use by such customers following the Effective Date. Purchaser shall notify such customers that:

                        (A) following the Effective Date, customers of the
            Cambridge Office are to use the new checks issued by Purchaser and are not to use any remaining checks, deposit tickets or other items or any ATM or debit cards previously issued by Seller which may be in the possession of such customers and

                        (B) upon the expiration of a period of ninety (90)
            calendar days from and after the Effective Date (the "Post-Transfer Processing Period"), any Items which are drawn on Seller shall not thereafter be honored by Seller.

      Such notice shall also be given by posting signs in the Cambridge Office beginning thirty (30) calendar days prior to the Effective Date. The form of such notice shall be subject to the prior written approval of Seller, which shall not be unreasonably withheld or delayed. In the event that Seller shall so request at any time(s) during the Post-Transfer Processing Period, Purchaser shall use all reasonable efforts to notify particular customers to stop using Seller's checks and to stop attempting to make deposits into the Transferred Accounts as such accounts existed at Seller. Purchaser will use commercially reasonable efforts to be in a position to process the Deposits on its system as soon as practicable following the Effective Time and no later than the opening of business on the next business day following the Effective Time. Purchaser and Seller will mutually determine any documents, instruments, and/or notices to be given to other holders of Deposits to be assumed by Purchaser.

                  (ii) During the Post-Transfer Processing Period, Purchaser and Seller shall make arrangements to provide for the daily settlement of checks, drafts, payment orders, withdrawal orders, returns and other Items presented to Seller and paid by Seller during the Post-Transfer Processing Period by wire transfer of immediately available funds by Purchaser. To facilitate such settlement, each Party shall identify an account to which funds may be wired by the other Party to reflect adjustment items arising during the Post-Transfer Processing Period. Purchaser and Seller shall identify to each other and make available on a daily basis individuals to serve as liaisons between Purchaser and Seller in order to resolve any settlement or other reconciliation issues relating to the Transferred Accounts.

            (f) Delivery of Items. During the Post-Transfer Processing Period, Seller shall batch all Items received by it and related to the Deposits and the Transferred Loans and to deliver the same to Purchaser by 11:00 a.m. on the business day following receipt thereof by Seller. If on account of a delay by

Seller in delivering an Item to Purchaser by the deadline specified herein, Purchaser is unable to meet applicable deadlines for dishonoring such Item, then upon Purchaser's request Seller shall promptly deliver by wire transfer of immediately available funds to such account as Purchaser shall advise an amount equal to the amount of such Item, subject to prompt reversal if Purchaser is able to return such Item notwithstanding Purchaser's failure to meet such deadlines. At Seller's request, Purchaser will assign to Seller all of Purchaser's rights in any such Items that are not so reversed.

            (g) Post-Closing Items Drawn on Seller. During the Post-Transfer Processing Period:

                  (i) Seller shall accept for forwarding to Purchaser all Items which are presented to Seller for payment in any manner, including without limitation through Seller's Federal Reserve cash letters or correspondent bank cash letters or deposited by Seller's customers, correspondent banks or others, but excluding withdrawals, deposits and transfers initiated at Seller's ATMs unless initiated with an ATM or debit card issued by Purchaser;

                  (ii) Seller shall outsort all such Items and deliver them to Purchaser as provided in paragraph (f) above;

                  (iii) Seller shall notify Purchaser by fax by 11 a.m. on the business day following Seller's receipt of any Item in excess of $5,000 that Seller has received such Item, whereupon Purchaser will direct Seller to either return, pay, or deliver over (in accordance with paragraph (f) above) such Item and Seller shall promptly comply with such direction; and

                  (iv) Seller will inform Purchaser by noon of the next business day of any Item that Seller has paid and Purchaser will promptly deliver by wire transfer of immediately available funds to such account of Seller as Seller may advise the amount of any Items that Seller has paid unless Purchaser has directed Seller to return such Item.

            (h) Items Drawn on Seller and Returned by Purchaser. Purchaser will promptly process all Items received from Seller and will honor all Items properly drawn on the Transferred Accounts. In the event that Purchaser shall return an Item, Purchaser shall prepare and process such returns in Purchaser's normal fashion. In the event that such Item is recharged to Seller for any reason (except as a result of the negligence of Seller), Seller will inform Purchaser by noon of the next business day of any Item that has been recharged to Seller and Purchaser will promptly deliver by wire transfer of immediately available funds to Seller the amount of such Item recharged to Seller. Any other Item recharged to Seller shall be handled in the manner provided for herein.

            (i) Payments by Purchaser. Purchaser agrees to promptly deliver by wire transfer of immediately available funds to such account of Seller as Seller may advise: (i) an amount equivalent to the amount of any checks, drafts or withdrawal orders credited to any Deposits as of the Effective Time that are returned to Seller after the Effective Time as uncollectible; and (ii) during the thirty (30) calendar days after the Effective Time, an amount equivalent to the amount of any ATM or point-of-sale withdrawals from a Transferred Account pursuant to a debit card of Seller authorized prior to the Effective Time which has not been received and processed by Seller as of the Effective Time.

            (j) Deposits Inadvertently Received by Seller. Seller shall be under no obligation to accept after the Effective Date any deposits for the Deposits. In the event that Seller accepts any deposits for the Transferred Accounts after the Effective Date, Seller will promptly deliver by wire transfer of immediately available funds the amount of any such deposits and will deliver deposit tickets for such deposits to Purchaser in the manner and at such time as is set forth in paragraph (f) above. Seller will deliver by wire transfer of immediately available funds the amount of any electronic credits to the Deposits which Seller may receive during the Post-Transferred Processing Period and will notify Purchaser promptly of such credits. Purchaser agrees to credit promptly customers in the amount of such deposits and electronic credits and to process any such Items so deposited and transferred to Purchaser for collection. The Parties agree to cooperate to notify originators of electronic credits of the new account numbers for the Deposits promptly following the Effective Date.

            (k) Checks Cashed by Seller. From and after the Effective Date, Seller shall establish reasonable policies and controls to inform its tellers not to honor in-person requests at tellers' windows to cash checks drawn on the Deposits or otherwise withdraw funds from the Deposits nor to accept or honor attempted ATM or electronic transactions with respect to the Deposits using access devices provided by Seller, unless and on such terms as may be otherwise mutually agreed to by the Parties. Seller shall be under no obligation to honor or cash items drawn on a Deposit presented at tellers' windows after the Effective Date. However, in the event that after the Effective Date Seller shall cash, at one of Seller's branches, or shall otherwise give credit for any Item drawn on a Deposit, Purchaser will promptly deliver by wire transfer of immediately available funds to the account of Seller as Seller may advise the amount of such Item. Seller shall thereafter deliver such Item to Purchaser in the manner and at the time provided in paragraph (f) above. Should Purchaser determine that such Item is not properly payable and subsequently dishonor such Item, Purchaser shall give prompt written notice thereof to Seller and Seller shall promptly deliver by wire transfer of immediately available funds the amount of such Item whereupon Purchaser shall take reasonable steps to cooperate with Seller to mitigate any loss to Seller resulting from the foregoing. Seller shall be entitled to present Items to Purchaser any number of times in accordance with Seller's usual banking practices for returned Items. In the event that the Item is subsequently paid by Purchaser, Purchaser shall deliver to Seller by wire transfer of immediately available funds the amount of such Item.

            (l) Transition Staff. Each of Purchaser and Seller shall appoint an internal staff person to handle the conversion of the Deposits.

            (m) Payment Reducing Loan Value. If the balance due on any Transferred Loan has been reduced by Seller as a result of a payment by check or draft received prior to the closing of business on the Effective Date, which item is returned to Seller after the Effective Date, the loan value of such Transferred Loan shall be correspondingly increased and within twenty-four (24) hours of notification of such return by Seller to Purchaser, Purchaser shall promptly deliver by wire transfer of immediately available funds an amount in cash equal to such increase.

            (n) Notices. Seller and Purchaser shall agree upon, prepare and transmit no later than fifteen (15) calendar days prior to the Effective Date, to each obligor on each Transferred Loan, a joint notice in a form satisfying all legal requirements to the effect that the Transferred Loan will be transferred to Purchaser and directing that payments be made after the Effective Date to Purchaser at any address of Purchaser specified by Purchaser, with Purchaser's name as payee on any checks or other instruments used to make such payments. With respect to all such Transferred Loans on which payment notices or coupon books have been issued, Purchaser shall issue new notices or coupon books reflecting the name and address of Purchaser as the person to whom and the place at which all such payments are to be made. To the extent that any of the Transferred Loans transferred from Seller to Purchaser involve a transfer of servicing as defined and governed by the Real Estate Settlement Procedures Act, Seller and Purchaser will coordinate to provide any appropriate required customer notices. In the event of Transferred Loans that are originated between the notice date and the Effective Time, Seller and Purchaser shall agree on procedures to give such obligors appropriate notice of the transfer of the related loans.

            (o) Daily Settlement. Seller and Purchaser may make arrangements to provide for the daily settlement by wire transfer with immediately available funds of the net amount owing by Seller to Purchaser or by Purchaser to Seller pursuant to Sections 1.11(g), 1.11(h), 1.11(i), 1.11(j), 1.11(k) and 1.11(m).

            (p) Safe-Keeping of Records. Purchaser agrees that it will preserve and safely keep, for as long as may be required by applicable law but in any event not less than six (6) years, all of the signature cards, orders, contracts, forms, taxpayer identification number certifications, and records hereinabove referred in the possession of Seller to for the joint benefit of itself and Seller, and that it will permit Seller and its representatives, subject to applicable law, to inspect, and make extracts from or copies of, any such signature cards, orders, files, contracts, forms, taxpayer identification number certifications or other records, at reasonable times and upon reasonable notice, as shall be reasonably necessary to Seller, provided that Seller shall bear all costs and expenses of any such inspection and copying. Seller agrees that it will preserve and safely keep, for as long as may be required by applicable law but in any event not less than six (6) years, all of the files, books of accounts and records that exist and are in Seller's possession pertaining to the past history of the accounts transferred hereunder, including deposit slips, images of canceled checks or withdrawal orders, for the joint benefit of itself and Purchaser, and that it will permit Purchaser and its representatives, subject to applicable law, to inspect, and make extracts from or copies of, any such files, books of accounts or records, at reasonable times and upon reasonable notice, as shall be reasonably necessary to Purchaser, provided that Purchaser shall bear all costs and expenses of any such inspection and copying. The records maintained hereunder shall be maintained in accordance with applicable law and sound banking practices.

            (q) Customer Inquires or Disputes. In case of any dispute with or inquiry by any customer whose Deposits, Repurchase Agreements or Transferred Loans are subject to this Agreement, which dispute or inquiry relates to the servicing of such account by Seller prior to the date for which a deposit or loan history, as applicable, has been provided to Purchaser, Seller shall provide Purchaser, where available and to the extent reasonably requested by Purchaser, information regarding the Deposit, repurchase agreement or Transferred Loan, as applicable, and copies of pertinent documents or instruments with respect to such dispute or inquiry so as to permit Purchaser to respond to the account holder within a period of time and in a manner which would comply with standard banking practices and customs. Purchaser shall not be liable for any claims related thereto pertaining to the period prior to the Effective Time.

            (r) Rent, Taxes and Assessments. All assessments, including local improvement district assessments, that are levied against the Leased Real Property and which are the responsibilities of the tenant under the Lease will be prorated as of the Effective Date. Real estate taxes assessed against the Leased Real Property, if Seller directly pays real estate taxes on the Leased Real Property, will be apportioned at the Closing on the basis of the tax year during which the Closing occurs in such manner that Seller will pay or, at its option, allow Purchaser as a credit in calculating the consideration to be paid hereunder that portion thereof which corresponds to the portion of such tax year which has expired on the Effective Date, and Purchaser will pay or assume the balance. Water charges, sewer use charges, garbage and all other utility and similar charges, if any, will be prorated and will be apportioned as of the Effective Date as estimated on the basis of the best information available. Rent and other charges payable on the Leased Real Property will be prorated at the Closing as of the Effective Date.

            (s) General Tax Liability.

                  (i) Purchaser shall not be responsible for any tax liability of Seller arising from the business or operations of the Cambridge Office, Deposits, Repurchase Agreements, Transferred Loans, Other Assets, Other Liabilities or Branch Employees before the Effective Time, and Seller shall not be responsible for any tax liabilities of Purchaser arising from the foregoing after the Effective Time. Except as otherwise specifically provided in this Agreement, it is the intention of the Parties that Seller own the Deposits, the Repurchase Agreements and the Transferred Loans and employ the Transferred Employees until the Effective Time, and that Purchaser shall assume the Deposits and Repurchase Agreements, own the Transferred Loans and employ the Transferred Employees for its own account after the Effective Time. Seller and Purchaser shall each be responsible for their own costs with respect to the preparation and filing of any tax returns, as well as the preparation, review and analysis of the allocation statements and any forms or statements prepared in connection with the allocation of the final settlement.

                  (ii) The Parties agree to allocate the final purchase price in accordance with Section 1060 of the Internal Revenue Code (the "Code"). On the Final Settlement Date Purchaser shall provide to Seller a proposed allocation of the purchase price determined in a manner consistent with this Section 1.11 and the Code. Unless it provides Purchaser with notice of its objections thereto and the basis therefor within five (5) business days after the receipt of such allocation, Seller shall be deemed to have agreed with such allocation. The Parties shall reduce such allocation to writing and each shall timely file with the Internal Revenue Service a Form 8594 and any other forms or statements that may be required by the

      Code, the regulations of the United States Department of the Treasury or the Internal Revenue Service, together with any and all attachments required to be filed therewith in connection with such allocation. The Parties shall promptly inform one another of any challenge, including any challenge raised in the context of an audit, by any governmental authority to any allocation made pursuant to this subsection and agree to consult with and keep one another informed with respect to the state of, and any discussion, proposal or submission with respect to, such challenge.

            (t) ATM/Debit Cards. Seller shall render ATM access/debit cards issued by Seller with respect to the Deposits inactive as of the Effective Time, unless and on such terms as may be otherwise mutually agreed to by the Parties. The Parties agree to work together in good faith so that customers of the Cambridge Office may use ATM access/debit cards during the two calendar days following the Effective Date.

            (u) Safe Deposit Box Fees. Safe deposit box fees shall be prorated and to the extent such fees have been prepaid to Seller covering a period of time following the Effective Time, Seller shall pay to Purchaser the amount of such fees attributable to the time period from and after the Effective Time. Purchaser shall pay Seller the amount of such fees covering the period prior to the Effective Time, if fees covering such period are paid to Purchaser after the Effective Time.

      1.12 Indemnification.

      (a) Indemnification by Seller.

      (1) From and after the Effective Time, Seller shall indemnify, hold harmless, and defend Purchaser and its affiliates from and against all claims, losses, liabilities, demands and obligations, including without limitation, reasonable attorneys' fees and expenses, arising out of (i) any actions, suits, proceedings, judgments or demands relating to the Cambridge Office, the Deposits, the Repurchase Agreements, the Transferred Loans, the Other Assets or the Other Liabilities (including checks negotiated prior to the Effective Time), or the operations at the Cambridge Office, relating to acts, events or omissions to act occurring prior to the Effective Time, whether filed or threatened prior to or after the Effective Time; (ii) a breach by Seller of any of the representations, warranties, or covenants of Seller contained in this Agreement;
(iii) any liability of Seller which is not expressly assumed under this Agreement; or (iv) the operations or activities of the Cambridge Office, the Deposits, the Repurchase Agreements, the Transferred Loans, the Other Assets or the Other Liabilities prior to the Effective Time. Purchaser shall give Seller written notice of any written claim, demand, process and/or pleading received by Purchaser in connection with any such actions, suits or proceedings; provided, however, that failure to give such notice shall not affect Seller's indemnification obligations under this Section 1.12 unless and to the extent that such failure is prejudicial to Seller. Seller will, upon written request of Purchaser and may, at Seller's option, take over the defense in any such actions, suits or proceedings through counsel selected by Seller, compromise and/or settle the same and prosecute any available appeals or reviews of any adverse judgment or ruling that may be entered therein. Seller shall not have any liability, or be subject to any claim, under this Section 1.12(a) unless and until all losses on account of matters covered by this Section 1.12(a) exceed $5,000, whereupon Purchaser shall be entitled to receive indemnity payments under this Section 1.12(a). The obligations of Seller pursuant to this Section 1.12(a)(1) shall survive the Effective Time for a period of two (2) years.

      (2) Seller shall indemnify, defend and hold harmless Purchaser from and against any loss, claim, liability, expense, or other damage attributable to (i) all Excluded Taxes (or the non-payment thereof), (ii) any and all Taxes of any person (other than Seller) imposed on Seller as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Effective Date, (iii) any and all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which Seller (or any predecessor of any of the foregoing) is or was a member on or prior to the Effective Date, including pursuant to Treasury Regulation ss.1.1502-6 or any analogous or similar state, local, or foreign law or regulation, and (iv) breach of any representation or warranties of Seller under
Section 2.13. Seller shall reimburse Purchaser for any Taxes that are the responsibility of Seller within 15 business days after payment of such Taxes by the Purchaser. The obligations of Seller pursuant to this Section 1.12(a)(2) shall survive the Effective Time indefinitely.

      (3) Seller shall indemnify, defend and hold harmless Purchaser from and against any loss, claim, liability, expense, or other damage attributable to (i) Seller's use of property leased by the tenant of the adjoining property as an emergency exit, or arising from or in connection with such use, or (ii) the Seller's failure to comply with any requirements imposed with respect to the existence of such emergency exit or any maintenance, repair or use of such exit, all during the period prior to the Effective Time. Within ten (10) business days after receipt of a copy of an itemized claim indemnified under this Section 1.12(a)(3), Seller shall pay such amounts promptly to Purchaser. The obligations of Seller pursuant to this Section 1.12(a)(3) shall survive the Effective Time indefinitely.

      (b) Indemnification by Purchaser. From and after the Effective Time, Purchaser shall indemnify, hold harmless and defend Seller and its affiliates from and against all claims, losses, liabilities, demands and obligations, including, without limitation, reasonable attorney's fees and expenses, arising out of (i) any action, suits, proceedings, judgments or demands relating to the Deposits, the Repurchase Agreements, the Transferred Loans, the Other Assets or the Other Liabilities (including checks negotiated after the Effective Time), or the operations at the Cambridge Office incurred or related to acts, events or omissions to act occurring after the Effective Time; (ii) a breach by Purchaser of any of the representations, warranties or covenants of Purchaser contained in this Agreement; or (iii) the operations or activities of the Cambridge Office, the Deposits, the Repurchase Agreements, the Transferred Loans (including without limitation any Repurchased Transferred Loans while owned by Purchaser), the Other Assets, or the Other Liabilities after the Effective Time. Seller shall give Purchaser written notice of any written claim, demand, process and/or pleading received by Seller or it affiliates in connection with any such actions, suits or proceedings; provided, however, that failure to give such notice shall not affect Purchaser's indemnification obligations under this
Section 1.12 unless and to the extent that such failure is prejudicial to Purchaser. Purchaser will, upon written request of Seller, and may, at Purchaser's option, take over the defense in any such actions, suits or proceedings through counsel selected by Purchaser, compromise and/or settle the same and prosecute any available appeals or review of any adverse judgment or ruling that may be entered therein. Purchaser shall not have any liability, or be subject to any claim, under this Section 1.12(b) unless and until all losses on account of matters covered by this Section 1.12(b) exceed $5,000, whereupon Seller shall be entitled to receive indemnity payments under this Section 1.12(b). The obligations of Purchaser pursuant to this Section 1.12(b) shall survive the Effective Time for a period of two (2) years.

      1.13 Safe Deposit Boxes. Before the Effective Time, Seller will provide to Purchaser access to all leases or other agreements relating to the safe deposit boxes located in the Cambridge Office. From and after the Effective Time, Purchaser shall perform and discharge all of Seller's obligations with respect to such safe deposit boxes and the safe deposit business associated therewith in accordance with the terms and provisions of the applicable leases or other agreements relating to such boxes. Safe deposit box fees shall be prorated in accordance with Section 1.10(c).

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller hereby represents and warrants to Purchaser as follows:

      2.01 Corporate Organization and Powers. Seller is a national bank organized and validly existing in good standing under the laws of the United States. Seller has the corporate power and authority to own its properties, to effect the transactions contemplated hereby and carry on its business as presently conducted. All premiums and assessments due or payable on the Deposits have been fully paid, and the Deposits are insured up to amounts provided in the FDIA.

      2.02 No Violation. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate or conflict with: (a) the charter or bylaws of Seller; (b) any provision of any agreement or any other restriction of any kind to which Seller is a party or by which Seller is bound under any material agreement; or (c) any statute, law, decree, regulation or order of any governmental authority known to Seller, once the governmental consents referred to in this Agreement are obtained; or will result in a default under, or cause the acceleration of the maturity of, any obligation or loan to which Seller is a party.

      2.03 Corporate Authority. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by Seller. This Agreement constitutes, and any instruments or other documents executed pursuant hereto constitute, or when executed at the Closing will constitute, a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as an enforcement may be limited by federal and state regulators of Seller or by bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors' rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies. No further corporate authorization on the part of Seller is necessary to consummate these transactions.

      2.04 No Litigation. There is no action, suit, proceeding, inquiry or investigation, at law or in equity, or before any court, public board or body pending, or to the knowledge of Seller threatened, against Seller, wherein an unfavorable decision, ruling or finding would be reasonably likely to materially and adversely affect the transactions contemplated by this Agreement (including the value of the assets being acquired and deposit liabilities being assumed hereunder) or adversely affect the validity or enforceability of this Agreement or any document necessary to consummate the transactions contemplated herein or any approval, consent or permission required to be obtained by Seller hereunder.

      2.05 Loans.

            (a) Each Transferred Loan (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct in all material respects and are sufficient to enforce such a Transferred Loan against the obligor(s) in accordance with the terms of such Transferred Loan, (ii) for which real estate is collateral, is secured by an enforceable and recorded mortgage on the real property that is described in the loan documents, (iii) for which real estate is the primary collateral and the mortgage on such real estate is a first mortgage, has a title insurance policy covering the real estate described in the related mortgage, and (iv) is the legal, valid and binding obligation (in all material respects) of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

            (b) Seller owns all of the Transferred Loans free and clear of any mortgages, liens, security interests or pledges and upon the sale of the Transferred Loans to Purchaser, Purchaser will own all of the Transferred Loans free and clear of any mortgages, liens, security interests or pledges.

            (c) The Transferred Loans comply in all material respects with all applicable requirements under federal and state law and regulations promulgated thereunder and with all applicable loan policies of Seller.

            (d) There are no written modifications or amendments approved by Seller or to Seller's knowledge other agreements related to the Transferred Loans that are not reflected in the books of the Seller. To Seller's knowledge, no written claims of defense as to the enforcement of any Transferred Loan have been asserted against Seller for which there is a reasonable possibility of adverse determination, and Seller is not aware of any act or omission which would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a reasonable possibility of an adverse determination to Seller.

            (e) Each Transferred Loan for which personal property is the primary collateral is secured by an enforceable security interest in such collateral which is owned by the debtor, and Seller filed financing statements as required by the Uniform Commercial Code to perfect a security interest in the personal property described in the applicable security agreement, pledge or collateral assignment, where such personal property is the primary collateral for such Transferred Loan, where a security interest in such personal property is perfected under the Uniform Commercial Code by the filing of financing statements in the United States of America and where the failure to make such filings would have a material impact on the collection of the Transferred Loan in the event of default.

      2.06 Deposits. The list of the Deposits and Repurchase Agreements contained on Schedule 1.03(a) is true and correct in all material respects and the updated schedules to be provided under Section 1.03(a) shall be true and correct in all material respects. The Deposits and Repurchase Agreements identified on Schedule 1.03(a) (and on each update thereof) represent the aggregate totals of each and every Deposit or Repurchase Agreement, as applicable, maintained with the Cambridge Office and no such Deposits or Repurchase Agreements have been relocated or re-allocated to or away from the Cambridge Office. Seller has administered the Deposits and Repurchase Agreements in all material respects in accordance with the customer agreements relating thereto, copies of which have been provided to Purchaser. For each Deposit Account, Seller will deliver to Purchaser no later than the Effective Date a complete, signed signature card and a complete, signed tax identification number certification, to the extent such documents exist and are in Seller's possession. Seller has conducted business at the Cambridge Office related to the Deposits and Repurchase Agreements in material compliance with all applicable law. Except as specified on Schedule 1.03(a), as updated in accordance with the terms of this Agreement, no third party consents (other than the required regulatory approvals) are required to transfer any Deposits or Repurchase Agreements to Purchaser as provided for in this Agreement.

      2.07 Accuracy of Information. All financial, Deposit and Branch Loan information provided to Purchaser by Seller was accurate and complete in all material respects as of the date such information was provided.

      2.08 Capital. Seller will have on the Effective Date capital and cash sufficient to fulfill its obligations hereunder.

      2.09 Employees. None of the Branch Employees are, nor to Seller's knowledge are any of the Branch Employees entitled to be, receiving benefits under any Seller long term disability program. For all periods of time up to and including the Effective Date, Seller is responsible for and will pay all wages, salaries, commissions, bonuses or other compensation, and employment-related taxes for the employees at the Cambridge Office and will fund all benefit plans related to such employees, except for taxes or funding not yet due; such taxes or funding which are not yet due will be paid on a timely basis by Seller when due. There are no formal or informal grievances, complaints or charges with respect to employment or labor matters or workplace conditions pending against Seller. There are no claims pending relating to the employment of any Branch Employee. There has not been and the Closing contemplated by this Agreement will not constitute a "plant closing," "business closing," or "mass layoff" as defined in the Worker Adjustment and Retraining Notification Act, as amended (29 U.S.C. ss. 2101, et seq.) (the "WARN Act") or any similar state or local law or regulation affecting the Cambridge Office.

      2.10 Disclosure. Neither this Agreement nor any schedule, exhibit, certificate or other document furnished or to be furnished by Seller pursuant to this Agreement contains or will contain any untrue statement of a material fact or, omits or will omit a material fact necessary in order to make the statements contained therein not misleading.

      2.11 Leased Real Property.

            (a) No notice of violation of any applicable federal, state or local statute, law, ordinance, rule, regulation, order or requirement, or any covenant, condition, restriction or easement affecting the Leased Real Property or with respect to the use or occupancy of the Leased Real Property, has been given to Seller by a governmental authority having jurisdiction over the Leased Real Property or by any other person entitled to enforce the same, except where such violations would not have and would not reasonably be expected to have a material adverse effect on the Cambridge Office.

            (b) To Seller's knowledge, there is no plan, study or effort by any governmental authority or any nongovernmental person or agency which may adversely affect the current or planned use of the Leased Real Property. To Seller's knowledge and except as set forth on Schedule 2.11(b), there is no existing, proposed or contemplated plan to modify or realign any street or highway or any existing, proposed or contemplated eminent domain proceeding that would result in the taking of all or any part of the Leased Real Property or that would have a material adverse effect on the Cambridge Office.

            (c) Seller has, and on the Effective Date will have, a valid lease under which it is entitled to occupy and use the Leased Real Property.

            (d) To Seller's knowledge, there are no physical defects in the improvements on the Leased Real Property that would have a material adverse effect on the operation of the Cambridge Office as it is currently operated.

            (e) To Seller's knowledge, there are no suits, actions, orders, decrees, claims, writs, injunctions or proceedings pending or, threatened against, or affecting all or any part of the Leased Real Property or the operation thereof before any court or administrative agency or officer.

            (f) There are no leases, subleases, licenses or similar agreements permitting any party other than Seller (and after the Effective Time, Purchaser) to lease, use or occupy space in the Cambridge Office.

            (g) The Lease, a copy of which has been provided to Purchaser, sets forth the complete understanding and agreement of the Landlord and Seller thereunder regarding the Cambridge office.

            (h) The Lease is in full force and effect.

            (i) The Lease has not been cancelled, terminated, modified, amended, altered or extended, except as otherwise set forth therein.

            (j) All rents due and payable under the Lease are current and there are no arrearages.

            (k) There are no defaults by the landlord or by the Seller under the Lease.

            (l) Seller has not instituted or threatened any legal or administrative action against landlord pursuant to the Lease.

            (m) Seller is not entitled to any rent concession or abatement, except as set forth in the Lease.

            (n) No event has occurred and no condition exists which, with the giving of notice or passage of time, would constitute a default under the Lease by landlord or Seller.

            (o) Seller has not paid any rent more than sixty (60) days in advance of its due date.

      2.12 Title to Assets. Seller has, and on the Effective Date will have, good and marketable title to the Other Assets, free and clear of all liens, encumbrances, and charges.

      2.13 Taxes. Seller has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All material Taxes owed by Seller have been paid. Seller currently is not the beneficiary of any extension of time within which to file any Tax Return. There is no material dispute or claim concerning any Tax liability of Seller claimed or raised by any authority in writing. Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. "Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

      2.14 Compliance with Applicable Law. Seller holds all licenses, certificates, franchises, permits and other governmental authorizations necessary for the lawful conduct of the business and operations of the Cambridge Office, and such license, certificates, franchises, permits and other governmental authorizations are in full force and effect and Seller is in material compliance therewith. The business and operations of the Cambridge Office, the Deposits, the Repurchase Agreements, the Other Liabilities and the Other Assets and employment of the Branch Employees have been and are being conducted in compliance with all applicable laws, rules, regulations and authorities in all material respects.

      2.15 Limitation of Warranties. Except as may be expressly represented or warranted by Seller in this Agreement, or in any document delivered pursuant hereto, Seller makes no representations or warranties whatsoever with regard to the transactions provided for in this Agreement.

      2.16 Brokers' Fees. Seller has not employed any broker or finder or incurred any liability for any brokerage fee in connection with the transactions contemplated by this Agreement, except for its obligations to Northeast Capital and Advisory, Inc. pursuant to the agreement with Seller dated October 18, 2006.

      2.17 Deposit Customer Relationship. Except as described on Schedule 2.17 which may be updated as mutually agreed upon by the Parties, the Seller has used its best efforts to determine that the holders of the Deposits do not have a continuing deposit relationship with Seller immediately following the Effective Time.

                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser hereby represents and warrants to Seller as follows:

      3.01 Corporate Organization. Purchaser is a Massachusetts-chartered savings bank and is duly organized, validly existing and in good standing under the laws of the State of Massachusetts. Purchaser has the corporate power and authority to own or lease its properties, to effect the transactions contemplated hereby and to carry on its business as presently conducted. Purchaser is a Deposit Insurance Fund member institution.

      3.02 No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate or conflict with: (a) the charter or the bylaws of Purchaser; (b) any provision of any agreement or any other restriction of any kind to which Purchaser is a party or by which Purchaser is bound under any material agreement; or (c) any statute, law, decree, regulation or order of any governmental authority known to Purchaser, once the governmental consents referred to in this Agreement are obtained, or will result in a default under, or cause the acceleration of the maturity of, any obligation or loan to which Purchaser is a party.

      3.03 Corporate Authority. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby have been duly authorized by Purchaser's Board of Investment. Subject to Board of Trustees approval, no further corporate authorization on the part of Purchaser is necessary to consummate these transactions. This Agreement constitutes, and any instruments or other documents executed pursuant hereto constitute, or when executed at the Closing will constitute, a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as an enforcement may be limited by federal and state regulators of Purchaser or by bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors' rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver or rights or remedies.

      3.04 No Litigation. There is no action, suit, proceeding, inquiry or investigation, at law or in equity, or before any court, public board or body pending, or to the knowledge of Purchaser threatened, against Purchaser, wherein an unfavorable decision, ruling or finding would materially and adversely affect the transactions contemplated by this Agreement or adversely affect the validity or enforceability of this Agreement or any document necessary to consummate the transactions contemplated herein or any approval, consent or permission required to be obtained by Purchaser hereunder.

      3.05 Disclosure. Neither this Agreement nor any schedule, exhibit, certificate or other document furnished or to be furnished by Purchaser pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary in order to make the statements contained therein not misleading.

      3.06 Limitation of Warranties. Except as may be expressly represented or warranted by Purchaser in this Agreement, or in any document delivered pursuant hereto, Purchaser makes no representations or warranties whatsoever with regard to the transactions provided for in this Agreement.

      3.07 Brokers' Fee. Purchaser has not employed any broker or finder or incurred any liability for any brokerage fee in connection with the transactions contemplated by this Agreement.

      3.08 Absence of Inducements. In entering into this Agreement, Purchaser has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Seller or any agent, employee or other representative of Seller or by any broker or any other person representing or purporting to represent Seller, which are not expressly set forth in this Agreement or any schedules attached hereto, whether or not any such representations, warranties or statements were made in writing or orally.

      3.09 Capital. Purchaser will have on the Effective Date capital and cash sufficient to fulfill its obligations hereunder.

                                   ARTICLE IV
                 CONDUCT OF BUSINESS PENDING THE EFFECTIVE DATE

      4.01 Conduct of Business. Pending the Effective Date, and except as otherwise consented to by Purchaser, which consent shall not be unreasonably withheld, Seller will carry on the business of the Cambridge Office substantially in the same manner as on the date hereof, and in compliance in all material respects with all applicable laws, rules or regulations, use its reasonable efforts to maintain its business relationships with depositors, customers and others having business relationships with it and whose Deposits will be transferred and/or whose loans will be Transferred Loans, and Seller will not, with regard to the Cambridge Office, engage in activities or transactions which would be outside of the ordinary course of the business of the Cambridge Office as conducted as of the date hereof, except for activities or transactions contemplated by this Agreement. With regard to the Deposits and Repurchase Agreements to be assumed pursuant to this Agreement, Seller will not make any material change or any change not in the ordinary course of business in the nature, amount or interests rates paid with regard to the Deposits or in the terms of the Repurchase Agreements from those applicable as of the date hereof. Except as otherwise provided herein, Seller shall not enter into any leases, subleases, licenses or similar agreement permitting any affiliated or non-affiliated party to lease, use or occupy space in the Leased Real Property, or amend the Lease.

      4.02 Back-up Withholding: Interest Reporting on Form 1099; Form 1098, 5498, etc.

            (a) Any amounts required by any governmental agencies to be withheld from any of the Deposits (the "Withholding Obligations") will be handled as follows:

                  (i) Any Withholding Obligations required to be remitted to the appropriate governmental agency prior to or on the Effective Date will be withheld and remitted by Seller.

                  (ii) Any Withholding Obligations required to be remitted to the appropriate governmental agency after the Effective Date will be remitted by Purchaser. At the Closing, Seller will remit to Purchaser all sums withheld by Seller pursuant to Withholding Obligations which funds are or may be required to be remitted to governmental agencies on or after the Effective Date.

            (b) Seller shall report from January 1 of the calendar year in which the Effective Date occurs through the Effective Date and Purchaser shall report from the day after the Effective Date through the end of the calendar year all interest credited to, interest withheld from and early withdrawal penalties charged in connection with the Deposits. Said reports shall be made to the holders of these accounts and to the applicable federal and state regulatory agencies.

                                    ARTICLE V
          OBLIGATIONS OF THE PARTIES PRIOR TO AND AFTER EFFECTIVE DATE

      5.01 Access. Seller shall afford to the officers and authorized representatives of Purchaser reasonable access during normal business hours and upon five (5) business days' notice to Seller, to books and records pertaining to the Cambridge Office in order that Purchaser may have full opportunity to make such reasonable investigations at such reasonable times as it shall desire, of the Deposits and Branch Loans of Seller, and the officers of Seller will furnish Purchaser upon five (5) business days' notice to Seller with such additional financial and operating data and other information as to the Deposits and Branch Loans as Purchaser shall from time to time reasonably request and as shall be available, including, without limitation, information required for inclusion in all governmental applications necessary to effect this transaction. If Seller incurs any out-of-pocket expenses in providing such additional information, reasonable expenses will be reimbursed by Purchaser. Nothing in this Section 5.01 shall be deemed to require Seller to breach any privacy requirement or obligation of confidentiality.

      5.02 Regulatory Requirements Applicable to Seller. Seller shall, as soon as is practicable and in consultation with the Purchaser, notify the proper regulatory authorities of its intent to transfer the Deposits to Purchaser and to consummate the transactions contemplated by this Agreement and thereafter shall (a) comply with the normal and usual requirements imposed by such authorities to effectuate the transactions contemplated by this Agreement; and
(b) use its commercially reasonable efforts to obtain any required approval of such regulatory authority to consummate the transactions contemplated by this Agreement.

      5.03 Regulatory Requirements Applicable to Purchaser. Purchaser shall prepare and file, with the assistance of Seller, as soon as practicable, all applications and/or notice filings required to be submitted by Purchaser to the Massachusetts Division of Banks (the "DOB"), the FDIC, and any other appropriate regulatory authority in connection with the transaction contemplated in this Agreement. Purchaser agrees to use its commercially reasonable efforts to obtain all regulatory approvals required for such transactions in a diligent and expeditious manner. Purchaser agrees to publish, on a timely basis, all public notices related to such regulatory applications or filings by Purchaser. Seller agrees to cooperate by providing Purchaser with such information as Purchaser notifies Seller is required to be provided by Seller to be included in the applications. It is the intent of both parties to the extent reasonably practicable and to the extent the required information is made available to the filing Party, to file all required regulatory applications and/or notice filings within 16 calendar days of the date of this Agreement.

      5.04 No Solicitations. (a) Except to the extent authorized in writing by Seller, prior to the Effective Time, Purchaser agrees not to solicit customers of the Cambridge Office through advertising specifically referencing or targeted at such customers nor transact its business in a way that would specifically induce such customers to close deposit accounts at the Cambridge Office and open accounts directly with Purchaser or otherwise result in the transfer of all or a portion of existing deposits from the Cambridge Office to Purchaser. Nothing herein shall preclude Purchaser on or prior to the Effective Date, upon reasonable notice to, and in cooperation with, Seller, from meeting with employees of the Cambridge Office in connection with their employment by Purchaser after the Effective Date, from responding to inquiries initiated by customers of the Cambridge Office, from general advertising or promotions directed at customers throughout the Purchaser's market area where the advertisements or promotions are not specifically directed at Seller's customers at the Cambridge Office, or (iv) from sending customer communications as contemplated by Sections 1.11(n) and 5.07.

      (b) Except to the extent authorized in writing by Purchaser, Seller agrees not to solicit customers of the Cambridge Office through advertising specifically referencing or targeted at such customers nor transact its business in a way that would specifically induce such customers to close deposit accounts at the Cambridge Office and open accounts directly with other offices of Seller or otherwise result in the transfer of all or a portion of existing deposits from the Cambridge Office to other offices of Seller, except as specifically contemplated by this Agreement; provided, however, that the foregoing shall not preclude Seller from engaging in solicitations to the general public by newspaper, radio, television, or other media which are not directed towards customers of the Cambridge Office or from soliciting or communicating in any way with those customers of the Cambridge Office who continue to maintain other account relationships with Seller following the Effective Date.

      (c) For a period of three (3) years after the Effective Date, Seller will not, without the prior written approval of Purchaser, establish or otherwise open a de novo branch, loan production or deposit-taking office or install an ATM in Cambridge, Massachusetts; provided, however, that this Section 5.04 shall not prohibit Seller from acquiring a branch, loan production or deposit-taking office or ATM in Cambridge, Massachusetts through the merger of Seller with and into another entity or the acquisition of Seller by another entity; and further provided that this Section 5.04 shall not prohibit such other entity after the merger of Seller with and into such other entity or the acquisition of Seller by such other entity, from acquiring or opening a de novo branch, loan production or deposit-taking office or installing an ATM in Cambridge, Massachusetts.

      5.05 Further Assistance. From and after the Effective Date:

            (a) Except as specifically provided otherwise herein, Seller shall assist Purchaser in the orderly transition of the Deposits and Transferred Loans and shall give such further assurances and execute, acknowledge and deliver all such instruments as Purchaser may reasonably request in order to effectively vest in Purchaser title in the Transferred Loans in the manner contemplated hereby; provided that Seller need not incur any out-of-pocket costs or expenses in connection with its agreements in this Section 5.05 unless such costs or expenses are reimbursed by Purchaser; and

            (b) Except as specifically provided otherwise herein, Purchaser shall give such further assurances to Seller and shall execute, acknowledge and deliver all such acknowledgements and other instruments and take such further action as Seller may reasonably request in order to effectively relieve and discharge Seller from any obligations remaining with respect to the Deposits; provided that Purchaser need not incur any out-of-pocket costs or expenses in connection with its agreements in this Section 5.05 unless such costs or expenses are reimbursed by Seller.

      5.06 Transferred Employees. Purchaser covenants to Seller that it will do or cause the following to occur:

            (a) No later than the date of receipt of the final regulatory approval for the Branch Sale, Purchaser shall offer employment in a Comparable Job (as defined below) beginning as of the Effective Time to each Branch Employee (as defined below), subject to satisfactory results obtained by Purchaser on (i) a CORI check, (ii) a consumer report obtained from a credit reporting agency; (iii) completion of the I-9 form and any other required tax forms. Subject to the provisions of this Section 5.06, each Branch Employee who accepts an offer of employment from Purchaser as contemplated by this Section
5.06 ("Transferred Employee") will become an employee at will of Purchaser and will be subject to employment policies applicable to other similarly situated employees of Purchaser, including a three month orientation and evaluation period. Transferred Employees who work full-time for Seller shall be referred to herein as "Full-Time Transferred Employees," and Transferred Employees who work part-time for Seller shall be referred to herein as "Part-Time Transferred Employees." In furtherance of the foregoing, (i) any vacation time to which a Transferred Employee is entitled under Seller's policies in the year of the Effective Date shall be carried over to Purchaser, and there shall be a compensating payment to reflect the accrued vacation time (which could be a negative number) of the Transferred Employees, (ii) any sick and personal time to which a Transferred Employee is entitled under Seller's policies in the year of the Effective Date shall not be carried over to Purchaser, (iii) the Transferred Employees will be entitled to accrue vacation, sick and personal time to the extent such Transferred Employees are eligible for such benefits under Purchaser's policies following the Effective Date, (iv) Purchaser shall credit each Transferred Employee with the period of years of service with Seller (but not for purposes of benefit accrual) in any qualified pension plan or plans, qualified profit sharing plan or 401(k) plan or plans of Purchaser, (v) each Transferred Employee will receive credit for years of service with Seller, its affiliates and predecessors for purposes of calculating waiting period eligibility in Purchaser's other miscellaneous benefits and calculating benefit levels for purposes of Purchaser's vacation policy, and (vi) each Transferred Employee will become immediately eligible to participate in all of the Purchaser's health and welfare plans, including but not limited to, dental, life insurance and long-term disability plans, as such plans may exist, on the same basis as other similarly-situated employees of Purchaser, and Purchaser shall waive any pre-existing condition limitations with respect to such Transferred Employee and his or her dependents if such Transferred Employee and his or her dependents are participants in comparable plans of Seller immediately prior to the Effective Date, to the extent permitted by the plans. Nothing contained in this Agreement shall be construed as an employment contract between Purchaser and any Transferred Employee. Schedule 5.06(a) lists by name, title and compensation level the Branch Employees as of the date of this Agreement and Seller shall immediately notify Purchaser of any changes in the Branch Employees. In the event a Branch Employee terminates employment, an updated schedule shall be delivered by Seller to Purchaser within two (2) business days of Seller's learning of the change.

            (b) On or before the Effective Date, Seller shall deliver to Purchaser personnel records regarding the Transferred Employee and attendance records of the Transferred Employees sufficient for Purchaser to determine what family and medical leave time has been taken within the last 12 months by any Transferred Employees, whether any Branch Employee requires special accommodations under the Americans with Disabilities Act, whether any dependent of a Transferred Employee is on COBRA benefits and any sexual harassment claims relating to a Transferred Employee.

            (c) [intentionally omitted]

            (d) Purchaser shall be solely responsible for any acts or omissions which are wrongful, illegal or in contravention of this Agreement made by it in connection with hiring any Branch Employee.

            (e) For the purposes of this Section 5.06, the following terms shall have the following meanings:

                  (i) "Branch Employees" shall mean the employees of Seller listed on Schedule 5.06(a) hereto, excluding such employees who shall leave Seller's employ between the date hereof and the Effective Time, but including replacements of such employees made in the ordinary course of business between the date hereof and the Effective Time, with any such replacement being hired or transferred to the Cambridge Office only after Purchaser's prior approval, and provided that the number of employees at the Cambridge Office shall not be increased from the number as of the date hereof without the prior approval of the Purchaser (such approval not to be unreasonably withheld). Seller agrees that it will not transfer or move Branch Employees to other Seller locations without Purchaser's prior written approval.

                  (ii) "Comparable Job" shall mean, with respect to any Branch Employee, a position with Purchaser (A) with the same base salary or wages, (B) with reasonably similar employment background and skill set requirement, and (C) located within five (5) miles of the Cambridge Office. It is understood that if a Branch Employee requests a job with Purchaser that is not a "Comparable Job," the Purchaser, in its sole discretion, will be permitted to offer the Branch Employee such a job (in addition to offering such Branch Employee a Comparable Job).

            (f) Seller agrees not to hire as an employee, retain as an independent contractor or consultant, or induce to terminate employment of, a Transferred Employee for two (2) years following the Effective Time, unless Purchaser has terminated the employment of such Transferred Employee.

      5.07 Press Releases and Other Public or Customer Communications. Except as provided otherwise herein, neither Party hereto will issue, release or make any statement or communication in connection with or related to the transactions contemplated hereby which will or is likely to become public or available to the customers of the Cambridge Office, except with the prior written approval of the other Party hereto, which shall not be unreasonably withheld or delayed; provided, however, that notwithstanding the foregoing, the Parties will be permitted to make any public disclosures or governmental filings as legal counsel may deem necessary or appropriate/convenient to maintain compliance with or to prevent violations of applicable federal or state laws or regulations or which may be necessary to obtain regulatory approval of the transaction contemplated by this Agreement. Each of the Parties will consult with the other as to the form and content of any press release or other public disclosure of matters related to this Agreement or the transaction. Any such disclosure shall be transmitted to the other Party and its counsel prior to its publication. Seller and Purchaser shall cooperate to prepare and send a joint announcement of the Branch Sale to the deposit and loan customers of the Cambridge Office promptly following the receipt of all required regulatory approvals. Purchaser (with Seller's prior approval, which shall not be unreasonably withheld or delayed) may contact Deposit and Transferred Loan customers of the Cambridge Office to the extent necessary to provide them with new checks, welcome packages, etc. and with appropriate legal notice of any check clearing, deposit or other policies of Purchaser that are different from Seller's so as to enable Purchaser to implement its policies immediately following the Effective Date.

      5.08 Regulatory Correspondence. Each of the Parties, upon receipt of any written correspondence from or to any regulatory body (for which approval of the transaction hereunder is required relating to the transactions contemplated herein), will forward all such written regulatory correspondence to the other Party within three (3) business days of receipt, provided, however, that any confidential information contained therein may be redacted.

      5.09 Employee Training. Seller shall permit Purchaser to train Transferred Employees before the Effective Date with regard to Purchaser's operations, policies and procedures at times and locations mutually agreed upon by Seller and Purchaser.

      5.10 Posting Interest; Deposit Account Statements. On the Effective Date, Seller shall post to the Deposit accounts (other than certificates of deposit) accrued and unpaid interest payable through the Effective Time. Within thirty
(30) calendar days after the Effective Date, Seller shall mail a final account statement as of the Effective Date to all customers who regularly received account statements prior to the Effective Date.

      5.11 Consents. Seller will use commercially reasonable efforts to obtain and deliver to Purchaser on the Effective Date all consents reasonably necessary to authorize the transfer and assignment to Purchaser of, or the substitution of Purchaser for Seller under, the Lease and all Assumed Contracts and any other assets and liabilities being assigned. The Parties agree that Seller's commercially reasonable efforts may require Seller to pay the landlord of the Leased Real Property reasonable costs and expenses to obtain such consent. Notwithstanding the foregoing, this Agreement will not constitute an agreement to assign any Assumed Contract if any attempted assignment thereof would constitute a breach thereof or would materially and adversely affect the rights of Seller thereunder. Purchaser will use commercially reasonable efforts to assist Seller in obtaining the above-described consents.

      5.12 Termination of Contracts Not Assumed. As of or prior to the Effective Date, Seller will terminate with respect to the Cambridge Office all existing contracts that Purchaser is not required to take pursuant to this Agreement and does not wish to continue.

      5.13 Right to Inspect. From and after the date of this Agreement, and so long as this Agreement has not been terminated, Purchaser shall have the right to enter upon the Leased Real Property and make inspections, studies and surveys thereof, but only in accordance with the following terms and conditions:

            (a) Purchaser may enter upon the Leased Real Property for the purpose of inspections, studies and surveys, only upon three (3) business days' prior notice to Seller and only in the presence of the manager of the Cambridge Office or another agent or employee of Seller.

            (b) Purchaser shall be entitled to review all information, leases, contracts, studies, reports, operating information, and other documentation relating to the Leased Real Property and the Easement Agreement which is in the possession of Seller. Notwithstanding anything contained in this Agreement to the contrary, Seller shall not be obligated to disclose to Purchaser (i) any appraisal of the Leased Real Property or (ii) analyses of, or conclusions drawn by Seller from, any information relating to the Leased Real Property.

            (c) Seller will deliver to Purchaser all environmental reports, physical inspection reports, lease files and similar information regarding the Leased Real Property in its possession or control within 10 calendar days after the date of this Agreement.

            (d) Purchaser may enter upon the Leased Real Property for the purpose of inspecting the physical building on the business day prior to the Effective Date, or such other date as the Parties may agree upon.

      5.14 Damage or Destruction. In the event that prior to Closing there occurs material physical damage to or destruction of the Leased Real Property or either Purchaser or Seller receives or obtains written notice of any condemnation or eminent domain proceeding which affects the Leased Real Property, then Purchaser will have the option, for a period of 30 calendar days following such damage, destruction or notice, either (a) to terminate this Agreement or (b) to proceed with the transaction contemplated hereby.

                                   ARTICLE VI
                      CONDITIONS TO PURCHASER'S OBLIGATIONS

      6.01 Seller's Conditions. Each and every obligation of Purchaser under this Agreement to be performed on or before the Effective Date shall be subject to the satisfaction, on or before the Effective Date, of the following conditions:

            (a) The representations and warranties made by Seller in this Agreement or in documents delivered pursuant hereto shall be true and correct in all material respects at and as of the Effective Date as though such representations and warranties were made at and as of such time, except for any changes permitted by the terms hereof or consented to in writing by Purchaser.

            (b) Seller shall have performed and complied in all material respects with all obligations and agreements required by this Agreement and the Confidentiality Agreement to be performed or complied with by it prior to or on the Effective Date.

            (c) Seller shall have delivered to Purchaser a certificate of Seller's President, Chief Executive Officer or Treasurer, dated the Effective Date, certifying to the fulfillment of the foregoing conditions.

            (d) Seller shall have delivered to Purchaser any landlord consent necessary for Purchaser to occupy and use the Cambridge Office in a form reasonably satisfactory to Purchaser and an estoppel from the landlord showing no defaults of the tenant under the Lease and confirming the terms of the Lease. Seller shall further deliver to Purchaser a letter from the landlord confirming that for the term of the Lease, Purchaser shall have the right to use of the emergency egress through the premises currently being leased by the tenant of the adjoining property.

            (e) Seller shall have delivered to Purchaser a letter from tenant of the adjoining property, confirming that the Purchaser will continue to have the right to use of an emergency egress through the premises being leased by the tenant of the adjoining property.

                                   ARTICLE VII
                       CONDITIONS TO SELLER'S OBLIGATIONS

      7.01 Purchaser's Conditions. Each and every obligation of Seller under this Agreement to be performed on or before the Effective Date shall be subject to the satisfaction, on or before the Effective Date, of the following conditions:

            (a) The representations and warranties made by Purchaser in this Agreement or in documents delivered pursuant hereto shall be true and correct in all material respects at and as of the Effective Date as though such representations and warranties were made at and as of such time, except for any changes permitted by the terms hereof or consented to in writing by Seller.

            (b) Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it prior to or on the Effective Date.

            (c) Purchaser shall have delivered to Seller a certificate of Purchaser's President, Chief Executive Officer or Treasurer, dated the Effective Date, certifying to the fulfillment of the foregoing conditions.

                                  ARTICLE VIII
               CONDITIONS TO SELLER'S AND PURCHASER'S OBLIGATIONS

      Each and every obligation of the Parties under this Agreement to be performed on or before the Effective Date shall be subject to the satisfaction, on or before the Effective Date, of the following conditions:

      8.01 Approval of Regulatory Authorities. The final, unconditional approvals (or conditional approvals; all of the conditions which must be performed on or prior to the Effective Date being satisfied) by the FDIC, the DOB, to consummate the transactions contemplated hereby shall have been obtained.

      8.02 Litigation. There shall be no litigation pending on the Effective Date seeking to prohibit consummation of the transactions provided for in this Agreement.

                                   ARTICLE IX
                                   TERMINATION

      9.01 Methods of Termination. This Agreement may be terminated at any time, but not later than the Effective Date:

            (a) By mutual written agreement of Seller and Purchaser; or

            (b) By Purchaser if any of the conditions provided for in Article VI of this Agreement shall not have been met or waived in writing by Purchaser; or

            (c) By Seller if any of the conditions provided for in Article VII of this Agreement shall not have been met or waived in writing by Seller; or

            (d) By Seller or Purchaser if any of the conditions provided for in
Article VIII shall not have been met; or

            (e) By Purchaser if it so elects pursuant to the provisions of
Section 5.14 of this Agreement; or

            (f) By Seller or Purchaser if the Effective Date has not occurred on or before a date one hundred fifty (150) calendar days subsequent to the execution of this Agreement, unless as a result of a breach of this Agreement by the Party seeking to terminate.

      9.02 Procedures Upon Termination. In the event of termination pursuant to
Section 9.01 hereof, written notice thereof shall be given to the other Party, and this Agreement shall terminate immediately upon receipt of such notice, unless an extension is consented to by the Party or Parties having the right to terminate. If this Agreement is terminated as provided herein:

            (a) Each Party will redeliver all documents, work papers and other materials of the Party relating to this transaction, whether so obtained before or after the execution hereof, to the Party furnishing the same;

            (b) All information received by either Party hereto with respect to the business of the other Party (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for business advantage by such Party or disclosed by such Party to third persons to the detriment of the Party furnishing such information or if otherwise prohibited by state or federal law; and

            (c) Nothing contained in this Article IX shall be deemed to excuse either Party for a breach of any of its obligations or agreements undertaken or made in this Agreement.

      9.03 Fees and Expenses Upon Termination. In the event of a termination of this Agreement pursuant to this Article IX, neither Purchaser nor Seller shall have any liability or obligation to the other of any nature whatsoever except liabilities and obligations arising from any willful breach of any material provision of this Agreement occurring prior to the termination hereof.

      9.04 Exception. Notwithstanding anything herein to the contrary, neither party hereto shall have the right to terminate this Agreement because of its own breach or an immaterial breach by the other party hereto.

                                    ARTICLE X
                            MISCELLANEOUS PROVISIONS

      10.01 Amendment and Modification. The Parties, by mutual consent of their respective duly authorized officers, may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

      10.02 Assignment. This Agreement and all of the provisions hereof shall be binding upon, and inure to the benefit of, the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned until after the Effective Date, by either of the Parties without the prior written consent of the other.

      10.03 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      10.04 Headings. The headings of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part hereof.

      10.05 Survival of Representations and Warranties. The respective representations and warranties of the Parties contained in this Agreement or in documents delivered pursuant hereto shall survive the Effective Date for a period of two(2) years, except that the representation in Section 2.13 (Taxes) shall survive indefinitely.

      10.06 Specific Performance. The Parties acknowledge that monetary damages may not adequately compensate either Party hereto in the event of a breach of this Agreement by the other, that the former Party could suffer irreparable harm in the event of such breach and that the former Party shall have, in addition to other rights or remedies it may have at law or in equity, specific performance and injunctive relief as a remedy for the enforcement hereof.

      10.07 Payment of Expenses. Each Party herein shall pay for its own expenses and costs in connection with the carrying out of this Agreement. All filing fees relating to the approvals of the appropriate regulatory authorities shall be paid by the Party responsible for making the filing. All costs for notices to depositors of the assumption of deposit liabilities provided for in this Agreement shall be paid by the Party providing the notice.

      10.08 Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts except to the extent federal law controls.

      10.09 Cooperation. Each Party shall use its commercially reasonable efforts to cooperate with the other so as to cause the transactions provided for in this Agreement to be consummated in accordance with the terms hereof, including the obtaining of all regulatory, lease assignment and other approvals relating to such consummation.

      10.10 Addresses for Notice, etc. All notices, requests, demands and other communications provided for hereunder and under the related documents shall be in writing and mailed (by registered or certified mail), delivered or transmitted by facsimile to the applicable Party at the addresses indicated below:

             If to Seller:        The First National Bank of Ipswich
                                  31 Market Street
                                  Ipswich, MA 01938
                                  Attention: Russell G. Cole, President and CEO

             With a copy to:      Craig and Macauley Professional Corporation
                                  Federal Reserve Plaza
                                  600 Atlantic Avenue
                                  Boston, MA 02210
                                  Attention: David F. Hannon, Esq.
                                  Telephone No.:  617-367-9500
                                  Facsimile No.:  617-742-1788

             If to Purchaser:     East Cambridge Savings Bank
                                  292 Cambridge Street
                                  Cambridge, MA 02141
                                  Attention: Arthur C. Spears, President and CEO

             With a copy to:      Goodwin Procter, LLP
                                  Exchange Place
                                  53 State Street
                                  Boston, Massachusetts 02109
                                  Attn:  Margaret B. Crockett, Esq.
                                  Telephone No.:  (617) 570-1884
                                  Facsimile No.:  (617) 523-1231

or, as to each Party, at such other address as shall be designated by such Party in a written notice to each other Party complying as to delivery with the terms of this Section.

      10.11 Entire Agreement. This Agreement embodies the entire agreement of the Parties with respect to the subject matter and supersedes all prior understandings or agreements, oral or written, between the Parties hereto.

      IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their duly authorized officers and their corporate seals to be affixed as of the date first written above.

                                    THE FIRST NATIONAL BANK OF IPSWICH (Seller)


                                     BY:

                                     /s/ Russell G. Cole
                                     -----------------------------------
                                     Name: Russell G. Cole
                                     Title: President and Chief
                                            Executive Officer


                                     EAST CAMBRIDGE SAVINGS BANK
                                     (Purchaser)


                                     BY:

                                     /s/ Arthur C. Spears
                                     ----------------------------------------
                                     Name: Arthur C. Spears
                                     Title: President and Chief Executive
                                            Officer

                                    EXHIBITS


                                   Description
                                   -----------

Exhibit A                          Bill of Sale

Exhibit B                          Assignment and Assumption Agreement

                                    EXHIBIT A

                                  BILL OF SALE

       Bill of Sale, dated as of ____________, 2007, entered into by The First National Bank of Ipswich (Seller) for the benefit of East Cambridge Savings Bank (Purchaser). Capitalized terms used herein which are defined in the Branch Purchase and Assumption Agreement, dated as of January ____, 2007, between Seller and Purchaser with respect to the acquisition by Purchaser of certain loans and other assets of Seller's Cambridge Office (the Agreement) shall have the same meanings herein as therein defined unless the context requires otherwise.

                                   WITNESSETH:

       WHEREAS, pursuant to the Agreement, Seller has agreed to transfer certain loans and certain other assets to Purchaser;

       NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1. Seller hereby sells, assigns, transfers, conveys and delivers, without warranty or representation, express or implied, or recourse to Seller, except as expressly provided in the Agreement, all of Seller's right, title and interest in and to the Transferred Loans and Other Assets as are to be transferred to Purchaser pursuant to the Agreement (collectively, the Purchased Assets), to have and to hold for its use and enjoyment forever, effective as of the Effective Time.

      2. From time to time, Seller, its successors and assigns shall execute and deliver all such further bills of sale, assignments or other instruments of conveyance, assignment and transfer, in forms reasonably satisfactory to Purchaser, as Purchaser, its successors or assigns may reasonably request and shall be reasonably necessary or advisable to more effectively consummate the sale and transfer to and vest in Purchaser, its successors or assigns all of Seller's interest in the Purchased Assets.

      3. This Bill of Sale is given pursuant to the provisions of the Agreement, and the transfer of property hereunder is made subject to the terms and provisions of the Agreement.

      4. This Bill of Sale is made and entered into in the Commonwealth of Massachusetts and the laws of that jurisdiction shall govern the validity and interpretation hereof and the performance of the parties hereto of their respective duties and obligations hereunder


         [THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.]

      IN WITNESS WHEREOF, Seller has duly executed and delivered this Bill of Sale as of the date first above written.


                                    The First National Bank of Ipswich

                                    By:  _____________________
                                         Name:
                                         Title:

                                    EXHIBIT B

                       ASSIGNMENT AND ASSUMPTION AGREEMENT


      Assignment and Assumption Agreement dated as of ____________, 2007, between East Cambridge Savings Bank (Purchaser) and The First National Bank of Ipswich (Seller). Capitalized terms used herein which are defined in the Branch Purchase and Assumption Agreement, dated as of January ___, 2007, between Seller and Purchaser with respect to the acquisition by Purchaser of certain assets and assumption of certain deposit and other liabilities of Seller's Cambridge Office (the Agreement) shall have the same meanings herein as therein unless defined or the context requires otherwise.

                                   WITNESSETH:

      WHEREAS, pursuant to the Agreement, Seller has agreed to sell, assign, transfer, convey and deliver to Purchaser, and Purchaser has agreed to acquire and assume, pay, perform and discharge the duties, obligations and liabilities of Seller relating to the Deposits and Other Liabilities to be assumed by Purchaser pursuant to the Agreement, in each case in accordance with the terms of the Agreement (collectively, the Assumed Liabilities);

      NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1. Seller hereby assigns, and Purchaser hereby assumes, liability for the payment, performance and discharge of all Assumed Liabilities, in each case as outstanding and unpaid or unperformed as of the Effective Time. Purchaser, for itself and its successors and assigns, covenants that Purchaser, and its successors and assigns, shall, from time to time, execute and deliver, or will cause to be done, executed and delivered, all such further acts and instruments which Seller may reasonably request in order to more effectively effectuate the sale of the Assumed Liabilities.

      2. All terms and provisions of this Assignment and Assumption Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns, provided that this Assignment and Assumption Agreement, and all rights, privileges, duties and obligations of the parties hereto and hereunder, may not be assigned or delegated by either party hereto without the prior written consent of the other party to this Assignment and Assumption Agreement.

      3. This Assignment and Assumption Agreement is given pursuant to the provisions of the Agreement, and the assignment and assumption of any of the Assumed Liabilities hereunder are subject to the terms and provisions of the Agreement.

      4. Except as otherwise provided herein, all of the transactions provided for herein shall be effective as of the Effective Time.

      5. This Assignment and Assumption Agreement is made and entered into in the Commonwealth of Massachusetts and the laws of that jurisdiction shall govern the validity and interpretation hereof and the performance of the parties hereto of their respective duties and obligations hereunder.

      6. This Assignment and Assumption Agreement may be executed in two or more counterparts, each of which shall be an original but such counterparts together shall constitute one and the same instrument notwithstanding that Purchaser and Seller are not signatory to the same counterpart.

      Except as set forth above or as otherwise expressly provided in the Agreement, Purchaser shall not assume or be bound by any liabilities or obligations of Seller of any kind or nature, known or unknown, contingent or otherwise.


         [THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.]

      IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Assignment and Assumption Agreement as of the date first above written.


                                     Seller:

                                     The First National Bank of Ipswich


                                     By: ___________________________
                                         Name:
                                         Title:


                                     Purchaser:

                                     East Cambridge Savings Bank


                                     By:  ___________________________
                                          Name:
                                          Title:

                                    SCHEDULES


                                   Description
                                   -----------

Schedule 1.02(c)                   Branch Loans

Schedule 1.03(a)                   Deposits

Schedule 1.04                      Assumed Contracts

Schedule 1.05(g)                   Miscellaneous Liabilities

Schedule 1.08(c)                   Trial Settlement Schedule

Schedule 1.08(e)                   Stop Payment Orders

Schedule 2.11(b)                   Leased Real Property Modifications

Schedule 2.17                      Continuing Customer Relationships

Schedule 5.06                      Branch Employees

Schedule 1.03 (a) (ii)             Excluded Deposit